EXHIBIT 10.34

     EMPLOYMENT AGREEMENT

     This Agreement, entered in to this 24th day of  January 2002, is by and between Ultimate Sports Entertainment, Inc., a Delaware corporation
(hereinafter referred to as the "Company") and Frederick R. Licht (hereinafter referred to as "Employee") under the following terms and conditions:

     RECITALS:

     A.     The Company and Employee desire to set forth in writing the terms and conditions on which (i) the Company shall continue to employ Employee,
(ii) Employee shall continue to render services to the Company or a subsidiary of the Company, and (iii) the Company shall compensate Employee for such services to the Company, including services performed by the Employee since becoming president and a full-time employee of the Company on April 6, 1999;
and

     B.     In connection with the employment of Employee by the Company, the
Company desires to restrict Employee's rights to compete with the business of the Company;

     NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements hereinafter set forth, the parties hereto agree as follows:

     1.     EMPLOYMENT

          The Company hereby employs Employee and Employee hereby accepts employment with the Company upon the terms and conditions hereinafter set forth.

     2.     TERM

          2.1     Initial Term.  The term of this Agreement shall be for a
period commencing on the Effective Date (as defined in subsection 2.3 below)
of this Agreement through December 31, 2004, subject, however, to prior termination as provided herein below, in Section 6.

          2.2     Extension of Initial Term.  For purposes of extending the
term of the relationship between the Company and Employee, the parties agree to enter into good faith negotiations within sixty (60) days prior to the termination of this Agreement.  In the event that the parties are unable to reach an agreement at such time as this Agreement terminates, this Agreement shall be automatically terminated on December 31, 2004.

          2.3     Effective Date.  The effective date of this Agreement shall be January 1, 2002 (the "Effective Date").

     3.     COMPENSATION

          3.1     Base Salary.  For all services rendered by Employee under
this Agreement, the Company shall pay Employee during the term hereof a salary at the rate of $180,000 per year, payable in accordance with the Company's existing payroll schedule.  If the Company does not have the cash resources to pay the salary, the amount of salary shall be paid as soon as cash resources are reasonably available.  Unpaid salary shall accrue and bear interest at 5%
per annum.  The Company shall pay to the Employee a signing bonus of $256,154, which shall represent the amount owed for all services performed by the
Employee from April 6, 1999, to the Effective Date of this Agreement.  If the
Company does not have the cash resources to pay the bonus, the bonus amount shall be paid as soon as cash resources are reasonably available.  Any unpaid bonus amount bear interest at 5% per annum.

          3.2     Withholding Taxes.  All compensation shall be subject to
customary withholding tax and other employment taxes as are required with respect to compensation paid by a corporation to an employee.

          3.3     Stock Options.  As additional compensation to Employee, the
Company shall grant to him non-statutory options to purchase 3,500,000 shares of common stock of the Company under the Company's Stock Option Plan, which plan shall be amended to increase the number of options available to include these options.  The options shall vest immediately.  The exercise prices of the options shall be as follows:  $0.35 for the first 500,000 shares; $0.75 for the next 500,000 shares; $1.25 for the next 500,000 shares; $2.00 for the next 1,000,000 shares; and $4.00 for the next 1,000,000 shares.  Unless sooner terminated in accordance with the provisions of the Company's Stock Option
Plan, the options shall expire on December 31, 2006.

          3.4     Bonuses.  Employee shall be entitled to such other
compensation or bonuses as shall be determined from time to time by a majority of disinterested members of the Board of Directors (the "Board").  If there are no disinterested directors, then such other compensation or bonuses shall be recommended by the Board and approved by the majority vote of disinterested shareholders.

          3.5     Life Insurance Policy.  As soon as cash resources are
reasonably available, the Company shall provide Employee a term life insurance policy in an amount equal to the amount of life insurance maintained on behalf of the Company on the life of Employee, with the beneficiaries to be designated by Employee, subject to, and to the extent that, the Employee is insurable at standard (non-rated) premiums.

     4.     DUTIES AND RESPONSIBILITIES

          4.1     Employee shall, during the Term of this Agreement, devote
substantially his full attention and expend his best efforts, energies and skills to the business of the Company and any corporation controlled by the
Company (each a "Subsidiary").  For purposes of this Agreement, the term
"Company" shall mean the Company and all Subsidiaries.  Employee shall devote not less than 85% of his time and effort to the affairs of the company as set forth in this Agreement.

          4.2     During the Term of this Agreement, Employee shall serve as the President of the Company or in such other capacity as determined by the
Board.  In the performance of all of his responsibilities hereunder, Employee shall be subject to all of the Company's policies, rules, and regulations applicable to its employees of comparable status and shall report directly to, and shall be subject to, the direction and control of the Officers and/or
Directors of the Company and shall perform such duties as shall be assigned to him. In performing such duties, Employee will be subject to and abide by, and will use his best efforts to cause other employees of the Company to be subject to and abide by, all policies and procedures developed by the Board or senior management of the Company.

     5.     ADDITIONAL EMPLOYEE COVENANTS

          5.1     Confidential Information.  Employee recognizes and
acknowledges that certain information, including, but not limited to, information pertaining to the financial condition of the Company, its systems, methods of doing business, agreements with customers or suppliers, or other aspects of the business of the Company or which are sufficiently secret to derive economic value from not being disclosed (hereinafter "Confidential
Information") may be made available or otherwise come into the possession of
Employee by reason of his employment with the Company.  Accordingly, Employee agrees that he will not (either during or after the term of his employment with the Company) disclose any Confidential Information to any person, firm, corporation, association, or other entity for any reason or purpose whatsoever or make use to his personal advantage or to the advantage of any third party, of any Confidential Information, without the prior written consent of the
Board.  Employee shall, upon termination of employment, return to the Company all documents which reflect Confidential Information (including copies thereof).  Notwithstanding anything heretofore stated in this subsection 5.1,
Employee's obligations under this subsection 5.1 shall not, after termination of Employee's employment with the Company, apply to information which has become generally available to the public without any action or omission of
Employee (except that any Confidential Information which is disclosed to any third party by an employee or representative of the Company who is authorized to make such disclosure shall be deemed to remain confidential and protectable under this subsection 5.1).

          5.2     Records.  All files, records, memoranda, and other documents regarding former, existing, or prospective customers of the Company or relating in any manner whatsoever to Confidential Information or the business of the Company (collectively ""Records"), whether prepared by Employee or otherwise coming into his possession, shall be the exclusive property of the
Company.  All Records shall be immediately placed in the physical possession of the Company upon the termination of Employee's employment with the Company, or at any other time specified by the Board.  The retention and use by the
Employee of duplicates in any form of Records after termination of Employee's employment with the Company is prohibited.

          5.3     Remedies.  Employee hereby recognizes and acknowledges that irreparable injury or damage shall result to the Company in the event of a breach or threatened breach by Employee of any of the terms or provisions of this Section 5, and Employee therefor agrees that the Company shall be entitled to an injunction restraining Employee from engaging in any activity constituting such breach or threatened breach.  Nothing contained herein shall be construed as prohibiting the Company from pursuing any other remedies available to the Company at law or in equity for such breach or threatened breach, including, but not limited to, the recovery of damages from Employee and, if Employee is an employee of the Company, the termination of his employment with the Company in accordance with the terms of this Agreement.

     6.     TERMINATION

          6.1     For Cause.  The Company may terminate the Employee's
employment under this Agreement at any time for cause.  "Cause" shall exist for such termination if Employee (i) is adjudicated guilty of illegal activities of consequence by a court of competent jurisdiction; (ii) commits any act of fraud or intentional misrepresentation; or (iii) breaches any of the provisions of this Agreement and which breach the Employee has not cured or altered to the satisfaction of the Board within ten (10) days following notice by the Board to the Employee regarding such breach.

          6.2     Compensation if Terminated for Cause.  If the Company
terminates the Employee's employment under this Agreement pursuant to the provisions of subsection 6.1 hereof, the Employee shall not be entitled to receive any compensation following the date of such termination.

          6.3     Termination Other than For Cause.  If Employee's employment with the Company is terminated within the first year of employment due to the death or permanent disability of Employee or for any reason other than pursuant to the provisions of subsection 6.1 above, the Employee shall continue to receive compensation for three (3) months from the date of such termination (such payments by the Company to be diminished, however, by the extent to which the Employee receives compensation during such three-month period from a third party employer) in an amount equal to the monthly compensation paid Employee for the month prior to such termination.  If
Employee's employment with the Company is terminated within the second or third years of employment due to the death or permanent disability of Employee or for any reason other  than pursuant to the provisions of subsection 6.1 above, the Employee shall continue to receive compensation for three (3)
months from the date of such termination (such payments by the Company to be diminished, however, by the extent to which the Employee receives compensation during such three (3) month period from a third party employer) in an amount equal to the monthly compensation paid Employee for the month prior to such termination.  Thereafter, the Employee shall not be entitled to receive any compensation following the date of termination.

          6.4     Employee's Duties on Termination.  In the event of
termination of employment with the Company, Employee agrees to deliver promptly to the Company all equipment, notebooks, documents, memoranda, reports, files, samples, books, correspondence, lists, or other written or graphic records, and the like, relating to the Company's business, which are or have been in his possession or under his control.

     7.     EXPENSES

          7.1     Reimbursement for Expenses.  Employee shall be entitled to reimbursement of all reasonable expenses actually incurred in the course of his employment.  Employee shall submit such expenses on the Company's standardized expense report form, provided by the Company, and shall attach thereto receipts for all expenditures.  Automobile expenses shall be reimbursed at the maximum mileage rate allowed by the Internal Revenue
Service.

          7.2     Reimbursement Procedures.  The Company shall reimburse
Employee within fifteen (15) days after submission by Employee of his expense report; provided that the Company shall have sufficient cash resources available to pay such expenses within this timeframe.  If not, the amount due for expenses shall accrue and bear interest at 5% per annum and shall be paid as soon as the cash resources are reasonably available.

     8.     THE COMPANY'S AUTHORITY

          Employee agrees to observe and comply with the reasonable rules and regulations of the Company as adopted by the Board either orally or in writing respecting performance of his duties and to carry out and perform orders, directions, and policies stated by the Board, to him from time to time, either orally or in writing.

     9.     PAID VACATION; SICK LEAVE; INSURANCE

          9.1     Vacation Time.  Employee shall be entitled to three weeks
paid vacation each year, consistent with Company policy, if any, for all senior executive employees.  Unused vacation time shall be carried over to subsequent years.  In addition, Employee shall be entitled to six weeks paid vacation for services performed from April 6, 1999, to the Effective Date of this Agreement, which vacation time may be used at any time during the initial term of this Agreement.

          9.2     Sick Leave.  The Employee shall be entitled to ten days of paid sick leave per year during the Term of this Agreement, consistent with
Company policy, if any, for all senior executive employees.  Unused paid sick leave shall be carried over to subsequent years.  In addition, Employee shall be entitled to ten days of paid sick leave for services performed from April
6, 1999, to the Effective Date of this Agreement, which sick leave days may be used at any time during the initial term of this Agreement.

          9.3     Health Insurance.  The Company shall provide Employee, at
the Company's expense, participation in group medical, dental, and health insurance and disability insurance plans of the Company as may be provided by the Company from time to time to Company employees of comparable status, subject to, and to the extent that, the Employee is eligible under such benefit plans in accordance with their respective terms.  The provision of such insurance coverage by the Company shall be made for the Employee only, and shall not be provided for Employee's spouse or dependents.  In the alternative, the Company shall reimburse Employee for the cost of individual medical, dental, and health insurance and disability insurance incurred by
Employee; provided that the Company shall have sufficient cash resources available to reimburse Employee for such insurance costs.  If not, the amount due for reimbursement of such insurance costs shall accrue and bear interest at 5% per annum and shall be paid as soon as the cash resources are reasonably available.  In addition, Employee shall be entitled to reimbursement for the reasonable costs of such insurance incurred by the Employee from April 6,
1999, to the Effective Date of this Agreement; provided that the Company shall have sufficient cash resources available to reimburse Employee for such insurance costs.  If not, the amount due for reimbursement of such insurance costs from April 6, 1999, to the Effective Date of this Agreement shall accrue and bear interest at 5% per annum and shall be paid as soon as the cash resources are reasonably available.

     10.     CAR ALLOWANCE

          During the term hereof, the Company shall provide the Employee with a car allowance, taxable to the employee, equal to $1,000 per month; provided that the Company shall have sufficient cash resources available to pay such allowance.  If not, the amount due for car allowance shall accrue and bear interest at 5% per annum and shall be paid as soon as the cash resources are reasonably available.  Payment of this car allowance shall be retroactive to
April 6, 1999.

     11.     NONCOMPETITION

          11.1     Noncompetition Provisions.  During his employment, and for a period of one year after the termination of his employment (the "Noncompete
Term"), Employee shall not, directly or indirectly, whether as an employee, director, owner, 5% or greater stockholder, consultant, or partner (limited or general):

               (a)     engage in or have any interest in, any business that
competes with the business of the Company during such period, including the business of the Company or any of its subsidiaries, in the following geographic location(s):  within fifty miles of any city in which any major league baseball, football, basketball, or hockey team plays its games (the
"Noncompete Area").  For the purposes of this subsection 11.1, the business of the Company shall be deemed to be limited to the publication and marketing of comic books, or the production and marketing of animated series, using professional athletes as superheroes.  The Company may, in its sole discretion, give Employee written approval(s) to personally engage in any activity or render any services referred to in this Section 11 if the Company secures written assurances (satisfactory to the Company and its counsel) from
Employee, or any prospective employer(s) of Employee, that the integrity of the Company's Confidential Information will not in any way be jeopardized by such activities, provided that the burden of so establishing the foregoing to the satisfaction of the Company and its counsel shall be upon Employee;

               (b)     offer, within the Noncompete Area and during the
Noncompete Term, any of the products or services similar or in competition with those offered by the Company; or

               (c)     otherwise compete or interfere with the activities of
the Company within the Noncompete Area and during the Noncompete Term.

          11.2     Exceptions to Noncompetition Provisions.  Notwithstanding
the limitations set forth in subsection 11.2 above, and if the Company shall cease principal operations, Employee shall be entitled after the termination of this Agreement to represent athletes in contract negotiations, including marketing rights, and any other areas typical to representation of a professional athlete by an attorney.

          11.3     Remedies.  Employee hereby recognizes and acknowledges that irreparable injury or damage shall result to the Company in the event of a breach or threatened breach by Employee of any of the terms or provisions of this Section 11, and Employee therefor agrees that the Company shall be entitled to an injunction restraining Employee from engaging in any activity constituting such breach or threatened breach.  Nothing contained herein shall be construed as prohibiting the Company from pursuing any other remedies available to the Company at law or in equity for such breach or threatened breach, including, but not limited to, the recovery of damages from Employee and, if Employee is an employee of the Company, the termination of his employment with the Company in accordance with the terms of this Agreement.

          11.4     Earlier Termination of Noncompete Provisions.  The
provisions of this Section 11 shall terminate immediately at any time the
Company shall cease its principal operations or cease doing business.

     12.     MISCELLANEOUS

          12.1     Key-man Insurance.  The Company may, from time to time,
apply for and take out, in its own name and at its own expense, life, health, accident, disability or other insurance upon the Employee in any sum or sums that it may deem necessary to protect its interests, and the Employee agrees to aid and cooperate in all reasonable respects with the Company in procuring any and all such insurance, including without limitation, submitting to the usual and customary medical examinations, and by filling out, executing and delivering such applications and other instruments in writing as may be reasonably required by an insurance company or companies to which an application or applications for such insurance may be made by or for the
Company.  In order to induce the Company to enter into this Agreement, the
Employee represents and warrants to the Company that to the best of his knowledge the Employee is insurable at standard (non-rated) premiums.

          12.2     Assignment by Employee.  This Agreement is a personal
contract, and the rights and interests of the Employee hereunder may not be sold, transferred, assigned, pledged or hypothecated except as otherwise expressly permitted by the provisions of this Agreement.  The Employee shall not under any circumstances have any option or right to require payment hereunder otherwise than in accordance with the terms hereof.  Except as otherwise expressly provided herein, the Employee shall not have any power of anticipation, alienation, or assignment of payments contemplated hereunder, and all rights and benefits of the Employee shall be for the sole personal benefit of the Employee, and no other person shall acquire any right, title or interest hereunder by reason of any sale, assignment, transfer, claim or judgment or bankruptcy proceedings against the Employee; provided, however, that in the event of the Employee's death, the Employee's estate, legal representative or beneficiaries (as the case may be) shall have the right to receive all of the benefit that accrued to the Employee pursuant to, and in accordance with, the terms of this Agreement.

          12.3     Assignment by Company.  The Company shall have the right to assign this Agreement to any successor of substantially all of its business or assets, and any such successor shall be bound by all of the provisions hereof.

     13.     CORPORATE AND SHAREHOLDER APPROVALS

          The Company represents and warrants that the execution of this
Agreement by its corporate officer named below has been duly authorized by the
Board, is not in conflict with any Bylaw or other agreement and will be a binding obligation of the Company, enforceable in accordance with its terms.
This Agreement has also been approved by the vote of shareholders owning a majority of the outstanding shares.

14.     MISCELLANEOUS

14.1     Notices.  All notices, requests, demands, and other communications required to or permitted to be given under this Agreement shall be in writing addressed to the other party at the address set forth below and shall be conclusively deemed to have been duly given when:

     (a)     Hand-delivered to the other party;

     (b)     Received when sent by telex or facsimile at the address and number set forth below;

     (c)     The next business day after same have been deposited with a national overnight delivery service, shipping prepaid, addressed to the parties as set forth below with next-business day delivery guaranteed, provided that the sending party receives a confirmation of delivery from the delivery service provider; or

     (d)     Three business days after mailing if mailed from within the continental United States by registered or certified mail, return receipt requested, addressed to the parties as set forth below.

               Company:          2444 Wilshire Boulevard
                                 Suite 414
                                 Santa Monica, CA  90403
                                 Facsimile Number (310) 829-9596

               With Copy to      Ronald N. Vance
                                 Attorney at Law
                                 57 West 200 South
                                 Suite 310
                                 Salt Lake City, UT 84101
                                 Facsimile Number (801) 359-9310

               Employee:         2444 Wilshire Boulevard
                                 Suite 414
                                 Santa Monica, CA  90403
                                 Facsimile Number (310) 829-9596

          14.2     Attorneys' Fees.  If any legal action or other proceeding
is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties will be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.

          14.3     Entire Agreement; Modification; Waiver.  This Agreement
constitutes the entire agreement between or among the parties pertaining to the subject matter contained in it and supercedes all prior and contemporaneous agreements, representations, and understandings of the parties.  No supplement, modification, or amendment of this Agreement will be binding unless executed in writing by all the parties or the applicable parties to be bound by such amendment.  No waiver of any of the provisions of this Agreement will constitute a waiver of any other provision, whether or not similar, nor will any waiver constitute a continuing waiver.  No waiver will be binding unless executed in writing by the party making the waiver.

          14.4     Governing Law.  This Agreement and the rights and duties of the parties hereto shall be construed and determined in accordance with the laws of the State of California, and any and all actions to enforce the provisions of this Agreement shall be brought in a court of competent jurisdiction in the State of California, and in no other place.

          14.5     Severability.  If any provision of this Agreement is held
invalid or unenforceable by any court of final jurisdiction, it is the intent of the parties that all other provisions of this Agreement be construed to remain fully valid, enforceable, and binding on the parties.

          14.6     Effect of Headings.  The subject headings of the sections
and subsections of this Agreement are included for convenience only and will not affect the construction of any of its provisions.

          14.7     Counterparts; Facsimile Execution.  This Agreement may be
executed in any number of counterparts and all such counterparts taken together shall be deemed to constitute one instrument.  Delivery of an executed counterpart of this Agreement by facsimile shall be equally as effective as delivery of a manually executed counterpart of this Agreement.
Any party delivering an executed counterpart of this Agreement by facsimile also shall deliver a manually executed counterpart of this Agreement, but the failure to deliver a manually executed counterpart shall not affect the validity, enforceability, or binding effect of this Agreement.

          14.8     Full Knowledge.  By their signatures, the parties
acknowledge that they have carefully read and fully understand the terms and conditions of this Agreement, that each party has had the benefit of counsel, or has been advised to obtain counsel, and that each party has freely agreed to be bound by the terms and conditions of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date above written.

THE COMPANY:                         Ultimate Sports Entertainment, Inc.

                                   By _________________________________
                                        Martin Burke, Director

                                   By _________________________________
                                       Gary Gold, Director

EMPLOYEE:                         /s/ Frederick R. Licht___________________
                                      Frederick R. Licht, Individually